================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                 August 3, 2001



                           AVERY COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)




         Delaware                      000-27095             22-2227079
(State or Other Jurisdiction          (Commission          (IRS Employer
       of Incorporation)              File Number)       Identification No.)


                            190 South LaSalle Street
                                   Suite 1710
                                Chicago, IL 60603
               (Address of Principal Executive Offices) (Zip Code)


                                 (312) 419-0077
                             (Registrant's telephone
                          number, including area code)

================================================================================

Item 2.  Acquisition or Disposition of Assets.

         On August 3, 2001, Avery Communications, Inc., through its wholly owned subsidiary ACI Communications, Inc. ("ACI"), completed its previously announced acquisition of assets from nTelecom Holdings, Inc, a Delaware corporation, OAN Services, Inc., a Texas corporation, and OAN Services of Florida, Inc., a Texas corporation (collectively, "OAN"), whereby ACI acquired substantially all of the assets of OAN. The aggregate purchase price was approximately $10.4 million. The acquisition is more fully described in the Asset Purchase Agreement and the Management Support and Post-Petition Financing Agreement, which are attached hereto as Exhibits 2.1 and 2.2, respectively, and incorporated by reference herein.

Item 7.  Financial Statements and Exhibits.

         (a) Financial Statements of Businesses Acquired.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                       CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1999 AND 2000
                  AND SIX MONTHS ENDED JUNE 30, 2000 AND 2001

                                                                    Page Number
                                                                    -----------

     Reports of Independent Certified Public Accountants..........      4


     Consolidated Financial Statements

         Consolidated Balance Sheets..............................      6
         Consolidated Statements of Operations....................      7
         Consolidated Statements of Shareholders' Deficit.........      8
         Consolidated Statements of Cash Flows....................      9


     Notes to Consolidated Financial Statements...................     11

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of nTELECOM Holdings, Inc.
(a Debtor-in-Possession)
Northridge, California

We have audited the accompanying consolidated balance sheet of nTELECOM Holdings, Inc. (a Debtor in Possession) and Subsidiaries (the "Company") as of December 31, 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations, its negative working capital position and stockholders' deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

October 2, 2001

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of nTELECOM Holdings, Inc.
Northridge, California

We have audited the accompanying balance sheet of nTELECOM Holdings, Inc. and Subsidiaries (the "Company") as of December 31, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and stockholders' deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte & Touche LLP

April 17, 2000
Los Angeles, CA
                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousand)

                                                                                     December 31,                 June 30,
                                                                              --------------------------     ---------------
                                                                                 1999            2000              2001
                                                                              ----------      ----------     ---------------
                                                                                                                (Unaudited)
ASSETS

Current assets (Note 7):
  Cash and cash equivalents                                                   $  12,398       $   7,810      $     20,510
  Accounts receivable, net (Notes 4, 5 and 7)                                    16,640          10,808             3,670
  Prepaid expenses and other current assets                                       3,780           7,173             8,009
                                                                              ---------       ----------     ------------
Total current assets                                                             32,818          25,791            32,189

Property and equipment, net (Notes 3 and 5)                                       8,267           7,246             6,093
Goodwill, net of accumulated amortization (Notes 3, 5 and 10)                     5,074               -                 -
Other assets, net (Notes 3 and 6)                                                 1,566             193               190
                                                                              ---------       ----------     ------------
                                                                              $  47,725       $  33,230      $     38,472
                                                                              =========       ==========     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities not subject to compromise:
  Current liabilities:
    Accounts payable:
      Trade                                                                   $   2,557       $   2,993      $        520
      Billing customers                                                          22,929          23,282             1,742
    Customer reserves held (Note 2)                                               9,981           5,304                 -
    Current maturities of long-term debt (Note 7)                                   902           8,161             1,897
    Accrued expenses                                                              4,355           4,249               728
    Sales and use taxes payable on behalf of customers                            1,393           2,597             2,049
                                                                              ---------       ---------      ------------
  Total current liabilities                                                   $  42,117          46,586             6,936
                                                                              ---------       ---------      ------------
  Senior secured debt (Note 7):
    Long-term debt                                                               11,864             305               283
    Notes outstanding - customer funding agreements (Notes 2 and 7)               2,785               -                 -

  Subordinated notes payable (Note 7)                                             9,695          11,150                 -
                                                                              ---------       ---------      ------------
Total liabilities not subject to compromise                                      66,461          58,041             7,219
                                                                              ---------       ---------      ------------
Liabilities subject to compromise (Note 1):
  Current liabilities                                                                 -               -            48,557
  Subordinated notes payable                                                          -               -            11,806
                                                                              ---------       ---------      ------------
Total liabilities subject to compromise                                               -               -            60,363
                                                                              ---------       ---------      ------------

Commitments and contingencies (Note 11)

Stockholders' deficit (Note 12):
  Preferred stock, par value $0.01 per share, 1,000,000 shares
    authorized, no shares issued                                                      -               -                 -
  Preferred stock, Class A exchangeable, non-voting, no par value, unlimited number of shares authorized, 277,178 shares issued and outstanding at December 31, 1999 and 2000, and June 30, 2001
    (unaudited), respectively                                                         -               -                 -
  Preferred stock, Class B non-voting, no par value, unlimited number of shares authorized, no shares issued and outstanding at December 31,
    1999 and 2000, and June 30, 2001 (unaudited), respectively                        -               -                 -
  Common stock, par value $0.01 per share, 10,000,000 shares authorized,
    3,562,000 and 3,563,272 shares issued and outstanding at
    December 31, 1999 and 2000, and 3,563,272 as of June 30, 2001
    (unaudited), respectively                                                        36              36                36
  Additional paid-in capital                                                      4,525           4,525             4,525
  Accumulated deficit                                                           (23,297)        (29,372)          (33,671)
                                                                              ---------       ---------      ------------
Total stockholders' deficit                                                     (18,736)        (24,811)          (29,110)
                                                                              ---------       ---------      ------------
                                                                              $  47,725       $  33,230      $     38,472
                                                                              =========       =========      ============

 See report of independent certified public accountants and accompanying notes to consolidated financial statements.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in Thousands)

                                                         Years Ended December 31,            Six Months Ended June 30,
                                                      ------------------------------      --------------------------------
                                                          1999              2000               2000              2001
                                                      ------------       -----------      --------------     -------------
                                                                                           (Unaudited)        (Unaudited)
Revenues:
   Processing revenue                                 $     15,288       $    12,939      $        6,820     $       4,362
   Advanced funding program revenue                          1,789                96                  70                14
   Call center revenue                                       4,641             2,603               1,645               971
   Other revenue                                             1,826             1,609                 404               456
                                                      ------------       -----------      --------------     -------------

Total revenues                                              23,544            17,247               8,939             5,803
                                                      ------------       -----------      --------------     -------------

Cost of services (Notes 11 and 13):
   Data processing and operations                            9,023             7,619               3,659             3,143
   Advanced funding program expenses                         1,196               123                  83                28
   Call center expenses                                      3,940             2,441               1,373               974
   Other cost of services                                    1,261               920                 449               436
                                                      ------------       -----------      --------------     -------------

Total cost of services                                      15,420            11,103               5,564             4,581
                                                      ------------       -----------      --------------     -------------

Gross profit                                                 8,124             6,144               3,375             1,222
                                                      ------------       -----------      --------------     -------------

Operating expenses:
   Sales and marketing                                       2,085             1,262                 748               185
   Administrative                                            5,678             4,016               2,084             2,460
   Other expenses (Note 10)                                  2,537               220                   -                 -
   Research and development                                    926               462                 235               198
   Depreciation and amortization                             6,261             3,514               1,823             1,587
   Provision for bad debts                                   1,582               691                 164               276
                                                      ------------       -----------      --------------     -------------

Total operating expenses                                    19,069            10,165               5,054             4,706
                                                      ------------       -----------      --------------     -------------

Impairment loss (Note 10)                                    9,444             4,567                   -                 -
                                                      ------------       -----------      --------------     -------------

Loss from operations                                       (20,389)           (8,588)             (1,679)           (3,484)
Interest expense, net                                        2,495             2,157               1,085               934
Other income (Note 2)                                            -            (4,798)                  -              (119)
                                                      ------------       -----------      --------------     -------------

Loss before income taxes                                   (22,884)           (5,947)             (2,764)           (4,299)
Provision (benefit) for income taxes (Note 8)                  (92)              128                   3                 -
                                                      ------------       -----------      --------------     -------------

Loss before extraordinary item                             (22,792)           (6,075)             (2,767)           (4,299)
Extraordinary gain, from extinguishment of debt
   (net of $0 income taxes)                                  1,910                 -                   -                 -
                                                      ------------       -----------      --------------     -------------

Net loss                                              $    (20,882)      $    (6,075)     $       (2,767)    $      (4,299)
                                                      ============       ===========      ==============     =============

See report of independent certified public accountants and accompanying notes to consolidated financial statements.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (Dollars in Thousands)

                                                                               Additional                 Stockholders'
                                  Common Stock           Preferred Stock        Paid-In     Accumulated      Equity
                              --------------------     ---------------------
                               Shares       Amount      Shares       Amount      Capital      Deficit       (Deficit)
                              ---------    --------    ---------    --------    ---------   -----------   ------------
Balance, January 1, 1999      3,562,000    $     36      552,178    $     --    $   4,711   $   (2,415)    $   2,332

Purchase of Class B
   non-voting preferred
   stock                             --          --     (275,000)         --         (186)          --          (186)

Net loss                             --          --           --          --           --      (20,882)      (20,882)
                              ---------    --------    ---------    --------    ---------   ----------     ---------

Balance, December 31, 1999    3,562,000          36      277,178          --        4,525      (23,297)      (18,736)

Issuance of common stock
   pursuant to exercise of
   stock options (Note 12)        1,272          --           --          --           --           --            --

Net loss                             --          --           --          --           --       (6,075)       (6,075)
                              ---------    --------    ---------    --------    ---------   ----------     ---------

Balance, December 31, 2000    3,563,272          36      277,178          --        4,525      (29,372)      (24,811)

Net loss (unaudited)                 --          --           --          --           --       (4,299)       (4,299)
                              ---------    --------    ---------    --------    ---------   ----------     ---------

Balance, June 30, 2001
   (unaudited)                3,563,272    $     36      277,178    $     --    $   4,525   $  (33,671)    $ (29,110)
                              =========    ========    =========    ========    =========   ==========     =========

See report of independent certified public accountants and accompanying notes to consolidated financial statements.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                         Years Ended December 31,            Six Months Ended June 30,
                                                      -------------------------------    --------------------------------
                                                          1999               2000            2000                2001
                                                      -------------      ------------    ------------       -------------
                                                                                          (Unaudited)        (Unaudited)
Cash flows from operating activities:
   Net loss                                           $     (20,882)     $     (6,075)   $     (2,767)      $     (4,299)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Provision for bad debts                                  1,582               691             164                276
     Depreciation and amortization                            6,261             3,514           1,823              1,587
     Impairment loss                                          9,444             4,567               -                  -
     Extraordinary gain                                      (1,910)                -               -                  -
     Other income (Note 14)                                       -            (4,798)              -                  -
     Interest paid through the issuance of
       subordinated notes payable                             1,264             1,455             685                656
     Changes in operating accounts:
       Accounts receivable                                    2,261             6,292           5,952              6,862
       Prepaid expenses and other current assets             (1,389)           (3,393)         (3,662)              (916)
       Other assets                                            (187)            1,373           1,058                  3
       Accounts payable, trade                               (2,023)              436            (701)             4,598
       Accounts payable, billing customers and
         customer reserves held                              (3,285)             (677)         (1,092)            11,661
       Accrued expenses                                        (382)             (106)            (63)              (540)
       Sales and use taxes payable on behalf of
         customers                                             (216)            1,204             990               (548)
                                                      -------------      ------------    ------------      -------------

Net cash provided by (used in) operating activities          (9,462)            4,483           2,387             19,340
                                                      -------------      ------------    ------------      -------------

Cash flows from investing activities:
   EDS Settlement                                             3,202                 -               -                  -
   Capital expenditures                                      (2,662)           (1,986)           (565)              (129)
                                                      -------------      ------------    ------------      -------------

Net cash provided by (used in) investing activities             540            (1,986)           (565)              (129)
                                                      -------------      ------------    ------------      -------------

Cash flows from financing activities:

   Borrowings under receivable sale agreement                 9,872                 -               -                  -
   Borrowings from term loan                                  2,468                 -               -                  -
   Repayment of credit facility, net                        (10,500)                -               -                  -
   Redemption of Series B preferred stock                      (186)                -               -                  -
   Deferred finance fees                                          -                 -               -               (225)
   Repayment of borrowings                                     (383)           (7,085)         (4,505)            (6,286)
                                                      -------------      ------------    ------------      -------------

Net cash provided by (used in) financing activities           1,271            (7,085)         (4,505)            (6,511)
                                                      -------------      ------------    ------------      -------------

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)


                                                  Years Ended December 31,      Six Months Ended June 30,
                                                 --------------------------    ---------------------------
                                                    1999            2000          2000             2001
                                                 ----------      ----------    ----------       ----------
                                                                               (Unaudited)      (Unaudited)
Net increase (decrease) in cash and cash
   equivalents                                       (7,651)         (4,588)       (2,683)          12,700

Cash and cash equivalents, beginning of period       20,049          12,398        12,398            7,810
                                                 ----------      ----------    ----------       ----------

Cash and cash equivalents, end of period         $   12,398      $    7,810    $    9,715       $   20,510
                                                 ==========      ==========    ==========       ==========

Supplemental disclosures of cash flow
  information:
   Interest paid                                 $    1,351      $    1,192    $      645       $      413
   Income taxes paid                                    168             108            58               11
                                                 ==========      ==========    ==========       ==========

   During the year ended December 31, 1999, the Company recorded obligations related to the funding of the customer's receivables that resulted in an increase in accounts receivable of $2,717 and debt of $2,785. The difference of $68 related to reserves held by the lender.

   During the year ended December 31, 2000, the Company recorded obligations related to the funding of customer's receivables that resulted in an increase in accounts receivable of $268 and debt of $275. The difference of $7 related to reserves held by the lender.

   See Note 3. Acquisition for supplemental disclosure of noncash transaction.

   See Note 7. Long-term debt for supplemental disclosure of noncash transactions for subordinated debt interest expense.

   See Note 2. Extraordinary item related to debt extinguishment.

See report of independent certified public accountants and accompanying notes to consolidated financial statements.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 1 -- SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Business

nTELECOM Holdings, Inc. (a Debtor in Possession) (the "Company" or "nTELECOM") was incorporated in the state of Delaware in 1997, to purchase OAN Services, Inc. and its subsidiaries ("OAN") from Electronic Data Systems Corporation ("EDS") (see Note 3, "Acquisitions"). nTELECOM and its subsidiaries provide billing clearinghouse, information management, and customer care services to the telecommunications industry. The Company's customer base is concentrated in North American-based direct dial long distance companies and operator services providers, the latter composed of companies providing telecommunications services for pay phones, prisons, hospitals, and hotels.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had losses of approximately $6.1 million and $20.9 million for the years ended December 31, 2000 and 1999, a negative working capital of approximately $20.8 million and a total stockholders' deficit of approximately $24.8 as of December 31, 2000 and filed for Chapter 11 bankruptcy protection on May 25, 2001. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On May 25, 2001, the Company and certain of its U.S. based subsidiaries, including OAN Services, Inc. (collectively the "Company"), filed for Chapter 11 bankruptcy protection. In connection with that filing, the Company also entered into an agreement with ACI Communications, Inc. ("ACI"), an affiliate of one of its competitors, for the sale of OAN Services, Inc.'s ("OAN") Transaction Processing Business. The consideration for the sale of the Transaction Processing Business was $1 million cash, plus the net book value of certain assets acquired, less the value of liabilities assumed. It is expected that the Company will receive proceeds of about $6.1 million, after the assumption of approximately $2 million of liabilities by ACI.

The sale to ACI was both approved by the Bankruptcy Court and closed on August 2, 2001. The terms of the Bankruptcy Court sale order stated that active customers of OAN Services, who consented to the assignment of their contract to ACI, would receive 90% of the amounts owed to them pre-petition as full and complete settlement with the Company for pre-petition obligations. The majority of active customers of the Transaction Processing Business consented to the assignment. The total of these 90% cure payments amounts to approximately $31 million. The Company was also required to cure in full the LEC contracts that were being assumed and assigned to ACI. The total amount of these cure payments is approximately $4.6 million. As a result of the sale, the Company's revenues will be substantially eliminated by August 31, 2001. In addition, as of the closing, ACI assumed the Company's operating costs that were unrelated to the bankruptcy.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 1 -- SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

One customer, who pre-bankruptcy accounted for between 25 and 30% of the Company's revenue, terminated its agreement with the Company prior to the bankruptcy filing (the "Terminating Customer"). The Terminating Customer objected to the sale of the Company and filed several objections relating thereto, all of which were denied by the Bankruptcy Court. Prior to the sale, the Terminating Customer filed an adversary action against OAN. In response, OAN filed a summary judgment motion that is scheduled for hearing in November 2001. On August 3, 2001, the day after the sale, the Terminating Customer obtained a stay of the sale before the Bankruptcy Appellate Panel. This stay was vacated that day following an emergency hearing by the same panel. The Terminating Customer has also filed an appeal with the Bankrputcy Appellate Panel in the Ninth Circuit seeking to overturn the Court's entry of the sale order. OAN has filed a motion to dismiss the appeal on, among other things, the grounds that the appeal is moot based upon precedent in the Ninth Circuit since the sale was closed prior to the appeal. The Company expects to file a liquidating plan of reorganization with the Court.

Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition are stayed while the Company continues business operations as debtor-in-possession. Theses claims are reflected in the June 30, 2001 balance sheet as "liabilities subject to compromise". Additional claims (liabilities subject to compromise) may arise subsequent to the bankruptcy filing date resulting from rejection of executory contracts by the Bankruptcy Court (or agreed to by parties in interest). Claims secured against the Company's assets are also stayed, although the holders of such claims have the right to move the court for relief of the stay.

Liabilities subject to compromise consist of the following:

                                                                      June 30,
                                                                       2001
                                                                   -------------
                                                                    (Unaudited)

Accounts payable:
 Trade                                                           $       7,072
 Billing customers                                                      33,693
Customer reserves held                                                   4,811
Accrued expenses                                                         2,981
Subordinated notes payable                                              11,806
                                                                 ---------------

                                                                 $      60,363
                                                                 ===============

The Company is principally engaged in four services: (1) third-party billing clearinghouse, (2) call center operations, (3) Billing and Customer Care ("BACC") software and services and (4) advanced funding of customer receivables. In 1998, the Company expanded through acquisition of EXL Information Corp. ("EXL") to provide BACC software and services to companies in the telecommunications industry (see Note 3, "Acquisitions"). The clearinghouse sorts billing information sent by customers, formats and edits the information, sends it to the local telephone companies, commonly referred as local exchange carriers ("LECs"), collects payment from the LECs, and remits payment to the customer, less fees and expenses due to the Company. Payments are made by the LECs to the Company pursuant to the Company's Billing and Collection ("B&C") agreements with the LECs.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 1 -- SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company provides end-user inquiry and investigation services (call center operations) related to the records it processes for customers. This service allows end-users to inquire regarding calls for which they were billed. Call center inquiry fees are assessed to customers for each billing inquiry made by end-users. The Company's customer service representatives are authorized to resolve end-user issues regarding such calls pursuant to agreements with the Company's customers.

The Company, through its EXL subsidiary, expanded to provide BACC software as well as billing services to its customers. EXL is a Canadian corporation, primarily engaged in software development of BACC software to the long distance, local, PCS, and wireless telecommunications.

The Company, through a wholly owned subsidiary, purchases receivables originated by customers participating in its advance funding program. This factoring service allows the customer to receive a portion of its funds in approximately seven days versus an average 67-day period, during which the LEC bills, collects, and remits payment to the Company on behalf of its customers (see Note 2, "Summary of Significant Accounting Policies - Advance Funding Program").

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of nTELECOM and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Interim Financial Statements

The interim financial statements for the six months ended June 30, 2000 and 2001 are unaudited. In the opinion of management, such statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of the interim periods. The results of the operations for the six months ended June 30, 2001 are not necessarily indicative of the results for the entire year.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of bank deposits and short-term investments with original maturities of three months or less.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable and Accounts Payable to Billing Customers

The Company provides billing services to direct dial long distance companies and operator service providers through billing agreements with various LECs, which maintain the critical database of end-user names and addresses of the billed parties. Bills are generated by the LECs, and the collected funds are remitted to the Company. Fees charged for billing, advance funding (see Note 2, "Advance Funding Program"), and call center services (collectively, "servicing fees") are reflected as operating revenue (see Note 2, "Revenue Recognition") and trade accounts receivable as they are earned by the Company. When remittances relating to customer billing records are received by the Company from the LECs, the funds are recorded as a payable to billing customers. At the point of settlement with customers, the Company deducts: (i) any related costs and expenses of billing, including a reduction of trade accounts receivable for service fees, and (ii) funds advanced and fees earned under the Company's advance funding program, with the remaining balance being remitted to the customer, usually within seven to ten days after receipt from the LECs.

The Company has some risk with regard to its fees to the extent that they exceed the amount collected from the LECs. Generally, the Company will collect these amounts from future funds received from the LECs. However, in certain cases, such as if the Company is no longer providing services to the customer, there may not be adequate funds from which to collect these amounts. The Company has the right of offset against all funds held for the accounts of its customers and may hold a first lien security interest in billing customers' accounts, generally including those not acquired by the Company.

Customer Reserves Held

Most LECs and the Company withhold a portion of the funds otherwise payable to OAN or its customers as a reserve against bad debt. The difference between the cumulative bad debt reserves held by the LECs and the cumulative bad debt reserves held by OAN are accounted for by OAN as a net liability to its customers. OAN calculates each customer's reserve held based on that customer's historical or expected bad debt experience. The OAN reserve is calculated for all LECs that charge back actual bad debts, without regard to whether or not the LEC withholds a bad debt reserve. The reserves held are compared to actual bad debts based on the write-off period for each LEC and the difference is paid to or deducted from funds otherwise payable to customers.

Advance Funding Program

The Company accounts for its advance funding program in accordance with Statement of Financial Accounting Standard ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

At December 31, 2000, less than one percent of the Company's customers obtain payment of their receivables through participation in the Company's advance funding program. At December 31, 1999, less than 10% of the Company's customers utilized this program. The Company purchases the customers' accounts receivable for an amount equal to the face amount of the billing records submitted to the LECs for billing and collection less the following adjustments and deductions:

 .  All LEC charges, unbillable call records, and bad debt deductions;

 . All credits and adjustments granted to end-users by either the LECs or the Company;

 . All of the Company's processing fees, financial service charges, and sales taxes, if appropriate; and

 . Any and all losses, costs, or expenses incurred by the Company in processing or collecting the customer's accounts from all previously billed records.

The purchased receivables are simultaneously transferred to a special purpose, wholly owned subsidiary of the Company, which in turn sells the receivables. Because the Company holds the receivables for only a short period of time, the gain or loss generated from the sale of such receivables to the purchaser or financial intermediary is insignificant.

During 1999, the receivables were sold to a financial intermediary in accordance with an Account Purchase Option ("APO") agreement. The financial intermediary and the Company had full recourse on the accounts purchased from customers. When the accounts receivable were collected from the LECs, the Company remitted the appropriate amount to the financial intermediary under the collection arrangement provisions of the APO agreement.

The Company replaced the financial intermediary and purchased receivables were sold to a purchaser under the terms of a Receivables Sale Agreement (the "RSA"). All customer transactions under the Company's Advance Funding Program have been conducted under the RSA subsequent to December 30, 1999. The Company accounts for the advance funding program under the RSA as the purchase of accounts receivable and the issuance of long-term debt with both amounts shown separately in the accompanying balance sheet. Under the RSA, the Company has full recourse on the accounts purchased from customers. The purchaser's recourse is limited to
2.5 percent of the purchased amount, which is deducted from the cash advanced. When the accounts receivable are collected from the LECs, the Company remits the appropriate amount to the purchaser to pay off the debt under the collection provisions of the RSA agreement and the purchaser refunds any excess cash reserve held.

The new program functions similarly to the old program under the APO. The purchase price is remitted by the Company to its customers in two payments. Within seven days of receiving a customer's call records, an initial payment is made to the customer. The Company pays the remaining balance of the purchase price to the customer upon collection of funds from the LECs in excess of the initial payment and after all adjustments and deductions. The purchase date is the date the initial payment is made to the customer. Any differences between the amount initially recorded as a purchased receivable and the amount ultimately collected from the LECs, resulting from the fees and deductions detailed above are recorded as a reduction of both the purchased receivable and the accounts payable to billing customers in an equal amount.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financing service fees assessed to customers participating in the advance funding program are computed at a rate above the prime interest rate (prime was 9.5 percent at December 31, 2000) over the period from the date the receivables are purchased from customers through the collection of the receivables from the LECs and settlement with customers. No other revenues or income are recorded in connection with the advanced funding program. Such interest income is recorded as advance funding program income and is reported as a component of revenue in the accompanying consolidated statements of operations.

Interest expense related to the advanced funding program is paid by the Company to the financial intermediary and is computed at a variable rate, which ranged from 10.0 percent to 11.0 percent for the year ended December 31, 2000 and 5.5 percent to 10.0 percent for the year ended December 31, 1999. Such interest expense is recorded as advance funding program expense and is reported as a component of cost of services in the accompanying consolidated statements of operations.

Property and Equipment

Property and equipment are stated at cost. Depreciation expense is computed on a straight-line basis over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives of the assets or the related lease term. Capitalized software development costs are amortized over the term of the service agreement, license, or five years, whichever is less.

Goodwill

Goodwill represents the excess purchase price over net assets acquired and was being amortized on a straight-line basis over 5 to 15 years (see Note 3). At December 31, 1999, the goodwill was considered impaired and a loss of $9,161 was recognized (see Note 10). The remaining goodwill balance was considered impaired and written-off as of December 31, 2000 and an expense of $4,567 was recognized.

Other Assets

Other assets consist of long-term receivables from customers, net of allowance.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down is recorded to reduce the related asset to its estimated fair value (see Note 10 for discussion of impairment losses).

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue from its billing services upon processing records that are to be billed and collected by the LECs. Interest on purchased receivables is charged to customers for the period such receivables are outstanding and is reflected in the accompanying consolidated statement of operations as advance funding program revenue. Revenue from the BACC software is billed and recognized on a percentage of completion basis during the installation and set-up process. Maintenance fees are billed and recognized as services are performed. Other servicing revenues, such as end-user inquiry (call center) fees, are recognized as revenue when services are performed.

Cost of Services

Cost of services includes data processing charges and information systems expenses (see Note 11), as well as all costs associated with the call center operations, including staffing expenses and telecommunications services. Cost of services also includes interest expense related to the advance funding program.

Income Taxes

Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and income tax bases of assets and liabilities. Deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to years in which the differences are expected to reverse. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in net deferred income tax assets and liabilities.

Extraordinary Item

The Company replaced certain bank debt in 1999 with a new lender only, which resulted in the extinguishment of debt. A net after tax gain of $1,910 was recognized, which included a write-off of deferred financing costs of $768 and expenses of $72.

Accounting for Stock Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" SFAS 123, establishes a fair value method of accounting for stock-based compensation plans and for transactions in which a company acquires goods or services from non-employees in exchange for equity instruments. The Company has adopted this accounting standard. SFAS 123 also gives the option to account for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock issued to Employees," or SFAS 123. The Company elected to follow APB 25 which measures compensation cost for employee stock options as the excess, if any, of the fair market price of the Company's stock at the measurement date over the amount an employee must pay to acquire stock.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial Instruments

The Company values financial instruments as required by SFAS No. 107, "Disclosures about Fair Values of Financial Instruments." The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value, as they are short term in nature or are receivable or payable on demand. The carrying amount of senior secured debt approximates fair value, as it bears interest at floating market rates. The carrying amount of the convertible note payable approximates its fair value due to its subordination. The fair value of subordinated debt to shareholder is not determinable, as such amounts are due to related parties.

Market and Credit Risk Concentrations

Sales to one customer accounted for approximately 25 percent and 20 percent of revenues for the years ended December 31, 1999 and 2000, and 19 percent and 31 percent for the six months ended June 30, 2000 and 2001 (unaudited), respectively. Included in accounts receivable at December 31, 1999 and 2000, and June 30, 2001 are amounts due from this customer of $1,581, $1,111 and $590 (unaudited), respectively.

Purchased receivables for one customer accounted for approximately 7 percent, 42 percent, and 29 percent (unaudited) of the APO Program gross collateral as of December 31, 1999 and 2000, and June 30, 2001, respectively. Credit risk exposure to this customer is mitigated, as repayment of the advanced funds is from the various LECs that process the customer's call records.

The Company is subject to credit risk for up to 2.5 percent of the outstanding balance of its credit facility and borrowings for the Advanced Funding Program. This amount is held as a reserve by the lender and may be drawn upon to the extent that the receivables financed are not collected. The Company is subject to risk from changes in interest rates.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential losses from uncollectible accounts, and actual losses have been within management's expectations. Nevertheless, the Company may be exposed to credit risk for accounts receivables beyond the reserves established by the Company for such purposes. Subsequent to its Chapter 11 Bankruptcy filing (see Note 1), and in conjunction with the winddown of its operations the Company determined that it had over-accrued its estimate for potential losses anticipated in the course of its ongoing clearinghouse billing activities. As a result, the Company has determined that it will not experience the amount of bad debt losses previously anticipated. The excess ($4,798) has been recorded in Other Income for the year ended December 31, 2000.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)



NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

Foreign currency denominated assets and liabilities of subsidiaries with local functional currencies are translated to United States dollars at year-end exchange rates. Exchange gains and losses arising from transactions denominated in foreign currencies are translated at average exchange rates. The effects translation and exchange adjustments were immaterial for the years ended December 31, 1999 and 2000, and the six months ended June 30, 2000 and 2001 (unaudited).

Reclassifications

Certain amounts in the prior periods have been reclassified to conform to the current period presentation.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued FASB No. 133, "Accounting for Derivative Instruments and Hedging Activities." This standard requires all derivatives to be recorded on the balance sheet as either assets or liabilities and be measured at fair value. Gains or losses from changes in the derivative value are to be accounted for based on how the derivative is used and whether it qualifies for hedge accounting. When this statement was adopted in January 2001, it had no material impact on the Company's consolidated financial statements.

In December 1999, the SEC staff released Staff Accounting Bulletin SAB No. 101, "Revenue Recognition in Financial Statements". SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in the financial statements. SAB 101 must be applied to the financial statements no later than the quarter ending September 30, 2000. The adoption of SAB 101 had no material affect on the Company's financial results.

In March 2000, the Financial Accounting Standards Board issued Interpretation FIN No. 44 Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion No. 25 for (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 2, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption FIN 44 had no material effect on the Company's financial position or results of operation.

In September 2000, the Financial Accounting Standards Board issued FASB No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125." This statement revises the standards for accounting for securitizations and other transfers of financial assets and provides consistent standards for distinguishing transfers from sales and secured borrowings. This statement was adopted April 1, 2001 and did not have a material impact on the Company's consolidated financial statements.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

The Company's previous business combinations were accounted for using the purchase method. As of June 30, 2001, the net carrying amount of goodwill had been written off and there was no amortization expense during the six-month period ended June 30, 2001. The Company believes that the adoption of SFAS 141 and SFAS 142 will not have a material impact on its financial position and results of operations.

NOTE 3 -- ACQUISITIONS

On August 1, 1997, the Company acquired all of the issued and outstanding capital stock of OAN from EDS (the "Acquisition"). The Acquisition was accounted for as a purchase and goodwill of $14,088 was recorded. The purchase price of $25,000 was subject to an adjustment for the amount that the working capital of OAN varied from $4,000. As determined under the terms of a stock purchase agreement, during 1998 OAN's working capital at the date of acquisition was calculated to be $4,635. Accordingly, the $635 adjustment was paid to EDS in accordance with the purchase agreement. Subsequently, and in accordance with the terms of the agreement, the Company identified additional purchase price adjustments related to working capital for which a claim of $3,202 was settled during 1999 with EDS. Such amount was collected in 1999. At December 31, 2000 and 1999, the goodwill was considered impaired and a loss was recorded (see Note
10).

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)


NOTE 3 -- ACQUISITIONS (Continued)

On November 20, 1998, the Company purchased an 80 percent ownership interest in EXL, a Canadian corporation primarily engaged in BACC software development for the long distance, local, PCS, and wireless telecommunications markets, for approximately $3.2 million plus approximately $284 of transaction related costs pursuant to a Stock Exchange Agreement dated November 20, 1998. The consideration paid consisted of approximately $1.9 million in cash, 275,000 shares of Class B preferred stock with a value of approximately $179, and 277,178 shares of Class A exchangeable preferred stock with a value of approximately $1.4 million. The Class A preferred stockholders were granted voting and ownership rights similar to those of the stockholders of the common stock. The Class B preferred stock was redeemed by the Company for $179 during 1999. As additional consideration, the Company may pay up to a maximum of $815 (the "Earn-Out") calculated and payable in accordance with the purchase agreement upon meeting certain performance criteria for EXL for the years ended December 31, 1998, 1999 and ending 2000, as defined. EXL did not meet the performance criteria and accordingly, no Earn-Out amounts were paid for any of those periods.

The acquisition was accounted for using the purchase method of accounting. The purchase price, including liabilities assumed, was allocated to tangible assets and intangible assets. The excess of the aggregate purchase price over the estimated fair market values of the net assets acquired was recognized as goodwill and other identifiable intangible assets, and was being amortized over five years. At December 31, 1999, these assets were considered impaired and the carrying amount was written off (see Note 10).

NOTE 4 -- ACCOUNTS RECEIVABLE

The balance reported as accounts receivable in the consolidated balance sheet consists of the following:

                                                                       December 31                  June 30,
                                                            --------------------------------
                                                                 1999              2000               2001
                                                            -------------    ---------------     --------------
                                                                                                   (Unaudited)
Servicing and other fees receivable from customers          $       4,584    $         3,804     $        2,871
LEC billing and collection fees advanced on behalf
   of customers                                                     5,308              3,012              1,913
Receivables purchased from customers under APO agreement            2,717                268                119
Receivable from financial institution (Note 7)                      1,535                200                  -
Amounts due from customers for settlement of adjustments
   and deductions exceeding reserves withheld by the LEC
   and the Company                                                  3,457              6,396              1,981
Other                                                                 424                247                 22
Allowance for doubtful accounts                                    (1,385)            (3,119)            (3,236)
                                                            -------------    ---------------     --------------
                                                            $      16,640    $        10,808     $        3,670
                                                            =============    ===============     ==============

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)



NOTE 5 -- PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                                December 31                  June 30,
                                                     --------------------------------
                                                          1999              2000               2001
                                                     -------------      -------------      -------------
                                                                                            (Unaudited)
Leasehold improvements                               $         729      $         664      $         664
Furniture, fixtures, and office equipment                    1,655              1,676              1,671
Computer hardware and software                              11,135             12,483             12,475
Telecommunications equipment                                   857                857                857
Capitalized programming costs                                2,450              3,098              3,216
                                                     -------------      -------------      -------------

Property and equipment at cost                              16,826             18,778             18,883
Less accumulated depreciation and amortization               8,559             11,532             12,790
                                                     -------------      -------------      -------------

                                                     $       8,267      $       7,246      $       6,093
                                                     =============      =============      =============

Depreciation expense was $4,171 and $2,907 for the years ended December 31, 1999 and 2000, and $1,378 and $1,256 for the six months ended June 30, 2000 and 2001 (unaudited), respectively.

The Company capitalized certain programming development costs during 1999 that related to the replacement of certain operating systems (see Note 13).

NOTE 6 -- OTHER ASSETS

Other assets consisted of the following:

                                                                     December 31,                 June 30,
                                                              ---------------------------
                                                                1999              2000              2001
                                                              ---------        ----------       -------------
                                                                                                 (Unaudited)
Deferred finance costs, net of accumulated amortization       $     449        $        -       $           -
Other long-term receivables from customers                        1,085               182                 179
Other                                                                32                11                  11
                                                              ---------        ----------       -------------

                                                              $   1,566        $      193       $         190
                                                              =========        ==========       =============


                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)



NOTE 7 -- LONG-TERM DEBT

Borrowings under the Company's credit facility and long-term debt consisted of the following:

                                                                          December 31,                 June 30,
                                                                   ---------------------------
                                                                     1999              2000              2001
                                                                   ---------        ----------      --------------
                                                                                                     (Unaudited)
Notes outstanding under receivable sale agreement                  $   9,872        $    6,164      $        1,836
Notes outstanding - customer funding agreements                        2,785               275                   -
Term loan                                                              2,468             1,646                   -
Note payable at 11.2%, due April 2002                                     82                45                  24
Note payable at 11.6%, due October 2004                                   80                61                  57
SBA loan at prime plus 3% (9.5% at December 31, 2000), due
   December 2002                                                          64                35                  21
                                                                   ---------        ----------      --------------

Total senior debt                                                     15,351             8,226               1,938
                                                                   ---------        ----------      --------------

Subordinated notes payable:
   Note payable to shareholder at 15%, due August 2005                 6,885             7,918               8,384
   Convertible note payable at 15%, due August 2005                    2,810             3,232               3,422
   Notes payable at 12%                                                  200               240                 242
                                                                   ---------        ----------      --------------

Total subordinated debt                                                9,895            11,390              12,048
                                                                   ---------        ----------      --------------

Total debt outstanding                                                25,246            19,616              13,986
Less current maturities                                                  902             8,161               1,897
                                                                   ---------        ----------      --------------

Long term portion of debt                                          $  24,344        $   11,455      $       12,089
                                                                   =========        ==========      ==============

The Company replaced certain debt during 1999 with a new lender, which involved the extinguishment of debt. A net after-tax gain of $1,910 was recognized including a tax provision including a tax provision of $0. The debt write-down was $2,750 before a write-off of deferred financing costs of $768 and expenses of $72 (see Note 2).

The Company entered into a receivables sale agreement on December 30, 1999. At the same time the previous credit facility was paid in full after a discount (see Note 2). The new agreement is with a financial institution and has an available line of up to $15,000, which is utilized for working capital advances and is secured by the receivables from operations of the Company that are less than 90 days. At December 31, 1999 and 2000, the Company had outstanding advances of $9,872 and $6,164, respectively, that bear interest at prime plus two percent (10.5 and 11.5 percent at December 31, 1999 and 2000) and are collateralized by substantially all the receivables of OAN Services, Inc. The outstanding balance of the loan was paid in full in July 2001.

The Company has an arrangement to provide funding to customers participating in the advance funding program. The balance at December 31, 1999 and 2000 was $2,785 and $275, respectively. Borrowings under this facility bear interest at prime plus one and one half percent (10.0 and 11.0 percent at December 31, 1999 and 2000). The Company is required to pay a commitment fee of one and one half percent (1.5 percent) annually on the purchase commitment amount of $10,000,000. The outstanding balance of the loan was paid in full in May 2001.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 7 -- LONG-TERM DEBT (Continued)

The term loan is secured by all the assets of OAN Services, other than accounts receivable. The terms are 36 equal monthly payments beginning January 2000 with interest at the prime rate plus three and one half percent (13.0 percent at December 31, 2000). Loan covenants in connection with the term loan include the maintenance of certain financial ratios and other restrictions. The Company was not in compliance with the loan covenants as of December 31, 2000 and the outstanding balance of the loan was paid in full in May 2001.

With the acquisition of EXL in November 1998, the Company acquired the following debt instruments. A product development loan, bearing interest at 11.2 percent, is payable in equal monthly installments and matures April 23, 2002. A software development loan bearing interest at 11.6 percent is payable in equal monthly installments and matures October 23, 2004. The two loans are secured by the assets of EXL. In addition, the Company acquired a small business improvement loan bearing interest at the bank's prime rate plus 3 percent, which is payable in equal monthly installments and matures December 31, 2002. The loan is secured by certain equipment of EXL. Finally, the Company acquired three revolving loan agreements bearing interest at 12 percent per annum, which are secured by accounts receivable of EXL. These loan agreements are subordinate to the remaining debt outstanding of the Company.

The Company issued a subordinated note payable to its majority shareholder for $4,900 due August 1, 2005, which bears interest at 15 percent per annum. Since interest on the note may not be paid in cash as long as there are any outstanding borrowings under the credit facility, accrued interest payable as of December 31, 2000 and 1999 for $3,018 and $1,985, respectively, has been added to the note principal balance. During the years ended December 31, 1999 and 2000, interest expense to related party was $1,264 and $1,455, respectively. During the six months ended June 30, 2000 and 2001, interest expense to related party was $685 and $656, respectively (unaudited). The note is subordinate to borrowings under the credit facility and receivable sale agreement.

The Company also issued a convertible subordinated note payable to an unrelated third party for $2,000 due August 1, 2005, which bears interest at 15 percent per annum. Since interest on the note may not be paid in cash as long as there are any outstanding borrowings under the credit facility, accrued interest payable as of December 31, 2000 and 1999 for $1,232 and $810, respectively, has been added to the note principal balance. At any time prior to the note's maturity, the holder of the note may convert all or any portion of the outstanding principal amount of the note, plus any and all accrued and unpaid interest, into a number of shares of the Company's common stock, as set forth in accordance with the terms of the convertible subordinated note. The conversion rate is based on the most recent common stock issuance price with certain provisions to prevent dilution. If the debt had been converted on December 31, 2000 or June 30, 2001 (unaudited), 281,000 shares would have been issuable. The note is subordinate to borrowings under the credit facility and receivable sale agreement.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 7 -- LONG-TERM DEBT (Continued)

Annual maturities of borrowings under the credit facility and long-term debt are as follows:

Year ending December 31,                                                Amount
------------------------                                             -----------

       2001 (six months)                                             $    1,897
       2002                                                                  40
       2003                                                                  16
       2004                                                                 227
       2005                                                              11,806
                                                                     ----------

                                                                     $   13,986
                                                                     ==========

NOTE 8 -- INCOME TAXES

The provision/(benefit) for income taxes is summarized as follows:

                             Year Ended December 31,   Six Months Ended June 30,
                            ------------------------- --------------------------
                                1999          2000        2000          2001
                            ------------   ---------- ------------   -----------
                                                       (Unaudited)   (Unaudited)
Current:
   Federal                   $     (100)    $      -    $       -     $       -
   State                              8          128            -             -
                             ----------     --------    ---------     ---------

Total current                       (92)         128            -             -
                             ----------     --------    ---------     ---------

Deferred:
   Federal                            -            -            -             -
   State                              -            -            -             -
                             ----------     --------    ---------     ---------

Total deferred                        -            -            -             -
                             ----------     --------    ---------     ---------

Total provision/(benefit)    $      (92)    $    128    $       -     $       -
                             ==========     ========    =========     =========
                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 8 -- INCOME TAXES (Continued)

The income tax provision differs from the amount computed by applying the federal statutory income tax rate due to state taxes and the valuation allowance.

Deferred tax assets and liabilities are measured based on the difference between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates. Deferred tax assets and liabilities result primarily from allowances for doubtful accounts, depreciation and amortization, and net operating loss carryforwards. Valuation allowances of $9,982, $12,339 and $13,487 at December 31, 1999 and 2000, and June 30, 2001 (unaudited), respectively, were established due to the uncertainty of future realization of deferred tax assets and liabilities.

At December 31, 2000, federal and state income tax net operating loss carryforwards of approximately $8,732 and $5,551, respectively, may be used to offset future federal and state income taxes that expire in the years ending 2020 and 2005, respectively. The Company provided a valuation allowance against deferred income tax assets arising from these loss carryforwards since realization of these benefits cannot be reasonably assured.

NOTE 9 -- OTHER EXPENSES

The components of other expenses include infrequent items that are as follows:

                                                        Year Ended December 31,
                                                       -------------------------
                                                          1999          2000
                                                       ----------   ------------

Year 2000 compliance                                    $    733      $      -
Non-recurring expenses                                     1,545             -
Other                                                        259           220
                                                        --------      --------

                                                        $  2,537      $    220
                                                        ========      ========

The year 2000 compliance costs include the costs incurred to modify certain software and reports. Non-recurring and other expenses relate to severance, consulting, and other costs incurred in changes to the Company's operations.

NOTE 10 -- IMPAIRMENT LOSS

The balance reported as impairment loss consists of the following:

                                                              December 31,
                                                       -------------------------
                                                          1999          2000
                                                       ----------   ------------

Impairment of goodwill                                  $  9,161      $  4,567
Impairment of capitalized software                           283             -
                                                        --------      --------

                                                        $  9,444      $  4,567
                                                        ========      ========
                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 10 -- IMPAIRMENT LOSS (Continued)

The impairment of goodwill in 1999 was primarily caused by two factors. A portion of the impairment, $6,745, related to decreasing message volumes processed primarily due to the bankruptcy of the Company's largest customer early in 1999 and decreasing LEC billing clearinghouse message volumes experienced by telecommunications resellers, the Company's largest market segment historically. The remaining goodwill impairment of $2,416 and impairment of capitalized software was due to reduced sales activities at the EXL subsidiary. The fair market value computation was based on projected earnings discounted at 12.5%. The impairment of goodwill in 2000 of $4,567 was caused by continued decreases in the message volumes from telecommunications resellers and the general economic downturn in the telecommunications industry.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

Facility and Equipment Leases

The Company has entered into operating leases for certain of its facilities and equipment. The operating lease for the Company's principal facility has a term of five years and expires in July 2002. The lease contains one renewal option upon expiration. Effective January 1, 1999, EXL entered into an operating lease for its principal office in Canada. The term of this lease is for five years, and it contains one renewal option upon expiration. Total rental expense for operating leases was approximately $665 and $804 for the years ended December 31, 1999 and 2000, and $300 and $279 (unaudited) for the six months ended June 30, 2000 and 2001, respectively.

At December 31, 2000, future minimum lease payments under all noncancelable operating leases consist of the following:

Year ending December 31,                                             Amount
---------------------------------                                  ---------

       2001 (six months)                                           $     372
       2002                                                              536
       2003                                                              254
       2004                                                              116
       2005                                                               41
                                                                   ---------

                                                                   $   1,319
                                                                   =========

Employee Retirement Plan

The Company maintains a 401(k) retirement plan covering substantially all employees. Monthly contributions are made by the Company with an annual maximum and are based upon the employee contributions to the plan. The Company contributed approximately $68 to the retirement plan for each of the years ended December 31, 1999 and 2000.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 11 -- COMMITMENTS AND CONTINGENCIES (Continued)

LEC Billing and Collection Agreement

The Company was obligated to pay certain LECs a minimum of $2,451 during the year ended December 31, 2000, for minimum usage charges under significant billing and collection agreements that, unless automatically renewed, expire at varying dates through 2002. The billing and collection agreements do not provide for any penalties related to minimums other than payment of the obligation should the usage levels not be met. The Company met all such volume commitments during the years ended December 31, 1999 and 2000.

Information Technology Service Agreement

The Company receives information systems and data processing services from EDS under the terms of an Information Technology Services Agreement (the "ITS Agreement"), which expires on July 31, 2003. The Company is obligated to pay during each contract year, which is defined as the 12-month period beginning in August, certain minimum charges, as set forth in the following table:

Year ending December 31,                                      Amount
------------------------                                    ---------

       2001                                                 $   3,750
       2002                                                     3,750
       2003                                                     4,687
                                                            ---------

                                                            $  12,187
                                                            =========

The Company has met all such commitments under the Agreement during the year ended December 31, 2000.

Data Network Services Agreement

During 1997, the Company entered into an eight-year data network services contract, commencing March 1998, with the holder of the Company's convertible subordinated note (see Note 7). The contract, as amended in May 2001, requires the Company to deliver certain minimum message volumes or pay $60 per month. The expenses related to this agreement for December 31, 1999 and 2000 were $1,129 each year and were included on the statement of operations in data processing in cost of services.

Legal Matters

The California Public Utilities Commission ("CPUC") performed an investigation on the financial affairs of an entity, which did business with one of the Company's former customers. As a result of that investigation, on April 23, 2001, the CPUC ordered the Company to make refunds of approximately $290 from alleged billings relating to the entity originally being investigated. The Company has filed an application with the CPUC for a rehearing. The CPUC has not acted on the application. Management believes the CPUC decision has numerous flaws and the Company will be successful. If the Company is not successful, costs, in addition to the refund amount, could amount to $100.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 11 -- COMMITMENTS AND CONTINGENCIES (Continued)

In January 1997, a class action lawsuit, which consolidated eight separate federal and state cases, was filed against a former customer of a customer of OAN for slamming practices. OAN has appeared as a defendant in three of those cases and the former customer of the customer has since filed bankruptcy. Plaintiffs requested approximately $1.2 million in damages (of which approximately less than $200 is compensatory). On May 3, 2001, the court denied plaintiffs' motion to certify the class. Due to the OAN bankruptcy, the court dismissed the action without prejudice for plaintiffs to come back if they wanted, once the bankruptcy proceedings are completed. If the lawsuit still exists, management expects the Company to prevail in this matter.

In February 1999, one of the Company's customers filed for bankruptcy. In June 1999, the unsecured creditors committee of that customer filed an adversary proceeding naming OAN as the defendant and alleging four claims against OAN. The committee is seeking a judgment in the amount of $30 million. The Company has filed a motion to dismiss the case for failure to timely file the complaint. The bankruptcy court and district court ruled in favor of the creditors committee on this issue only. The Company has filed an appeal. The Company filed an answer, counterclaim and third party claim. The Company expects to prevail in this matter.

NOTE 12 -- STOCKHOLDERS' EQUITY

Preferred Stock

The Company has authorized 1,000,000 shares of preferred stock having a par value of one cent ($0.01) per share ("Preferred Stock"). The Board of Directors has the authority to fix the rights, preferences, privileges and restrictions, including dividend rates, conversion and voting rights, terms and prices of redemptions and liquidation preferences of Preferred stock without vote or action by the stockholders. Any increase or decrease to the number of authorized shares of Preferred Stock requires a majority vote by the holders of the outstanding shares of the Company's common stock.

Class A Exchangeable Non-voting Preferred Stock

The Company has authorized an unlimited number of shares of exchangeable preferred stock having no par value (the "Class A Exchangeable Non-voting Preferred Shares"). The holders of the Class A Exchangeable Non-voting Preferred Shares do not have voting rights but do have preference with respect to the distribution of assets in the event of the liquidation, dissolution, or winding up of the Company. The Class A Exchangeable Non-voting Preferred Shares are exchangeable into an equivalent number of shares of the Company's common stock $0.01 par value pursuant to the terms of a Stock Exchange Agreement dated November 20, 1998. At December 31, 1999 and 2000, there were 277,178 shares outstanding of the Class A Exchangeable Non-voting Preferred Stock.

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 12 -- STOCKHOLDERS' EQUITY (Continued)

Class B Non-voting Preferred Stock

The Company has authorized an unlimited number of shares of preferred stock having no par value (the "Class B Non-voting Preferred Shares"). The holders of the Class B Non-voting Preferred Shares do not have voting rights but do have preference with respect to the distribution of assets in the event of the liquidation, dissolution, or winding up of the Company. At December 31, 1998, there were 275,000 shares outstanding of the Class B Non-Voting Preferred Stock. These shares were repurchased by the Company in February 1999 for $186.

Stock Option Plan

The Company has adopted a stock option plan (the "Plan") that authorizes the granting of options to employees, directors, and consultants to purchase the Company's common stock, subject to certain conditions. The options are generally granted at the fair market value of the shares underlying the options at the date of the grant, become exercisable over a three-year period and expire in ten years, or are subject to earlier termination under certain conditions. At December 31, 2000, the maximum number of shares for which options may be granted under the Plan was 948,016.

During the year ended December 31, 2000, 46,500 options were granted at a weighted average fair value of $0.88, 1,272 options were exercised at $0.01 per share and 160,187 options canceled.

During the six months ended June 30, 2001, 8,500 options at an exercise price of $5.22 per share were cancelled (unaudited).

During the year ended December 31, 1999, 213,000 options were granted at a weighted average fair value of $0.88 and 107,324 options were canceled.


                                                                                                      Weighted
                                                                                                      Average
                                                                                    Incentive         Exercise
                                                                                      Stock            Price
                                                                                     Options          Per Share
                                                                                   ------------     --------------
Outstanding at December 31, 1998                                                       288,198      $     3.20
  Granted                                                                              213,000            5.22
  Exercised                                                                                  -               -
  Canceled                                                                            (107,324)          (3.93)
                                                                                   ------------      ------------
Outstanding at December 31, 1999                                                       393,874            4.18
  Granted                                                                               46,500            5.22
  Exercised                                                                             (1,272)           0.01
  Canceled                                                                            (160,187)          (4.00)
                                                                                   ------------      ------------
Outstanding at December 31, 2000                                                       281,459            4.84
  Granted (unaudited)                                                                        -               -
  Exercised (unaudited)                                                                      -               -
  Canceled (unaudited)                                                                  (8,500)          (5.22)
                                                                                   ------------      ------------

Outstanding at June 30, 2001 (unaudited)                                               272,959      $     4.60
                                                                                   ============      ============

                    nTELECOM HOLDINGS, INC. AND SUBSIDIARIES
                            (A DEBTOR-IN-POSSESSION)

                  NOTES TO CONSOLIDATING FINANCIAL STATEMENTS
                             (Dollars in Thousands)

NOTE 12 -- STOCKHOLDERS' EQUITY (Continued)

Additional information regarding options outstanding at December 31, 2000 is as follows:

                                                                                                    Options
                                                         Options Outstanding                      Exercisable
                                              -------------------------------------------       -----------------
                                                   Number              Weighted Average
                                              Outstanding at             Remaining              Exercisable at
                                                December 31,           Contractual Life          December 31,
Exercise Prices                                     2000                  (in years)                 2000
                                              -----------------       -------------------       ------------------
     0.01                                                7,607                8                           5,071
     1.00                                               16,500                7                          10,999
     5.22                                              257,352                9                         171,677
                                              =================       ===================       ==================

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (see Note 2). Had compensation expense been recognized in accordance with SFAS No. 123, the pro forma losses for the years ended December 31, 1999 and 2000 would not differ significantly from actual results. The fair value of stock options granted during the year ended December 31, 1999 and 2000 were valued using the Black-Scholes option pricing model using risk-free interest rates of 6.24 percent, an expected life of three years, expected volatility of zero, and expected dividends of zero.

NOTE 13 -- RELATED PARTY TRANSACTIONS

The Company entered into a separate contract to provide data processing and support services to Integretel, Inc. ("Integretel") (the "IGT Agreement") on a fee-for-service basis. At the time that the agreement with Integrated was executed, the Company's majority stockholder indirectly owned a majority interest of that Company. This interest has since been divested. The IGT Agreement, as amended, requires Integretel to process certain minimum message volumes and to pay a monthly fee for programming development over the term of the contract, which expires on June 30, 2003. The IGT Agreement fees amounted to $2,489 and $2,339 for the years ended December 31, 1999 and 2000, and $1,218 and $943 (unaudited) for the six months ended June 30, 2000 and 2001, respectively. As of December 31, 2000 and June 30, 2001 (unaudited), the Company had incurred approximately $1,015 of such programming development expenses, which it had capitalized, and reported as a component of property and equipment in the consolidated balance sheets (see Note 5).

(b)      Pro Forma Financial Information

   On August 3, 2001, Avery Communications, Inc., through its wholly owned subsidiary ACI Communications, Inc. ("ACI"), completed its previously announced acquisition of assets from nTelecom Holdings, Inc, a Delaware corporation, and certain subsidiaries (collectively, "OAN"), whereby ACI acquired substantially all of the assets of OAN for cash and the assumption of certain liabilities.

   The unaudited pro forma condensed balance sheet of Avery Communications, Inc. ("Avery" or the "Company") and nTelcom Holdings, Inc. as of June 30, 2001, reflect this acquisition as if it had occurred on June 30, 2001. The purchase price allocation is preliminary and subject to change pending the receipt of additional valuation information.

   The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2000 and six months ended June 30, 2001 reflect the acquisition as if it had occurred on January 1, 2000.

   The unaudited pro forma condensed consolidated balance sheet and statements of operations should be read in conjunction with the separate historical financial statements of the Company and nTelcom Holdings, Inc. and related notes appearing elsewhere in this document. The pro forma financial information is not necessarily indicative of the results that would have been reported had such events actually occurred on the date specified, nor is it necessarily indicative of the future results of the combined entities.

                   AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 June 30, 2001


                                                   -------------------------------------------
                                                                      Historical
                                                   -------------------------------------------   ----------------    --------------
                                                           Avery                  nTelcom            Pro-Forma           Pro-Forma
                                                    Communications, Inc.       Holdings, Inc.       Adjustments          Combined
                                                   ----------------------     ----------------   ----------------    --------------
                       ASSETS
Current assets:
   Cash and cash equivalents                           $     2,820,720         $   20,510,000    $ (20,510,000) A    $    2,820,720
   Trade accounts and notes receivable, net                    705,410              3,670,000       (1,956,150) A         2,419,260
   Advance payment receivables                               2,240,367                      -                -            2,240,367
   Other receivables                                           423,783                      -                -              423,783
   Deferred tax asset                                          547,211                      -                -              547,211
   Other current assets                                        122,595                      -                -              122,595
                                                       ----------------        ---------------   --------------      ---------------
           Total current assets                              6,860,086             24,180,000      (22,466,150)           8,573,936
                                                       ----------------        ---------------   --------------      ---------------
Other assets:
   Property and equipment, net                                 698,181              6,093,000       (2,893,000) C         3,898,181
   Goodwill, net                                             2,623,040                      -                -            2,623,040
   Investments                                               2,104,485                      -                -            2,104,485
   Deposits                                                  2,876,167              8,009,000         (712,521) A        10,172,646
   Purchased contracts, net                                     20,152                      -                -               20,152
   Notes receivable due from related parties                 5,308,772                      -                -            5,308,772
   Capitalized acquisition costs                               290,622                      -                -              290,622
   Other assets                                                  2,206                190,000         (190,000) A             2,206
                                                       ----------------        ---------------     ------------      ---------------
           Total other assets                               13,923,625             14,292,000       (3,795,521)          24,420,104
                                                       ----------------        ---------------   --------------      ---------------
           Total assets                                $    20,783,711         $   38,472,000    $ (26,261,671)      $   32,994,040
                                                       ================        ===============   ==============      ===============
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Current notes payable                               $         6,667         $    1,897,000    $   1,897,000  A    $        6,667
   Trade accounts payable                                    3,476,451              7,591,000        5,271,365  A         5,796,086
   Accrued liabilities                                       2,708,322              3,709,000        1,995,150  A         4,422,172
   Due to OAN                                                        -                      -       (4,997,253) D         4,997,253
   Income taxes payable                                        584,129                      -                               584,129
   Deposits and other payables related
    to customers                                            11,481,417             42,296,000       41,316,409  A        12,461,008
                                                       ----------------        ---------------   --------------      ---------------
           Total current liabilities                        18,256,986             55,493,000       45,482,671           28,267,315
                                                       ----------------        ---------------   --------------      ---------------
Long-term debt:
   Notes payable                                               337,615                283,000          283,000  A           337,615
   Subordinated notes payable                                        -             11,806,000       11,806,000  A                 -
                                                       ----------------        ---------------   --------------      ---------------
           Total long-term debt                                337,615             12,089,000       12,089,000              337,615
                                                       ----------------        ---------------   --------------      ---------------
Customer cure liabilities                                            -                      -       (2,200,000) D         2,200,000
                                                       ----------------        ---------------   --------------      ---------------
Redeemable preferred stock:                                  2,321,667                      -                -            2,321,667
                                                       ----------------        ---------------   --------------      ---------------
Stockholders' equity (deficit):
   Preferred stock                                              42,505                      -                -               42,505
   Common stock                                                125,412                 36,000           36,000  E           125,412
   Additional paid-in capital                               10,114,066              4,525,000        4,525,000  E        10,114,066
   Accumulated deficit                                      (6,091,694)           (33,671,000)     (33,671,000) E        (6,091,694)
   Treasury stock                                           (3,244,418)                     -                -           (3,244,418)
   Subscription notes receivable                            (1,078,428)                     -                -           (1,078,428)
                                                       ----------------        ---------------   --------------      ---------------
           Total stockholders' equity (deficit)               (132,557)           (29,110,000)     (29,110,000)            (132,557)
                                                       ----------------        ---------------   --------------      ---------------
           Total liabilities and stockholders'
            equity (deficit)                           $    20,783,711         $   38,472,000    $  26,261,671       $   32,994,040
                                                       ================        ===============   ==============      ===============


                   AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001

                                     ------------------------------------
                                                    Historical
                                     ------------------------------------
                                            Avery                                  -----------       ------------
                                        Communications,       nTelcom               Pro-Forma         Pro-Forma
                                             Inc.          Holdings, Inc.          Adjustments         Combined
                                     ------------------   ---------------          -----------       ------------
Revenues                                 $ 16,600,460       $ 5,803,000            $ (127,833) F     $ 22,275,627

Cost of revenues                          (11,666,801)       (4,581,000)              100,914  F      (16,146,887)
                                         ------------       -----------            ----------        ------------

      Gross profit                          4,933,659         1,222,000               (26,919)          6,128,740

Operating expenses                         (3,206,996)       (4,706,000)            1,487,000  G       (6,425,996)
                                         ------------       -----------            ----------        ------------

      Operating income (loss)               1,726,663        (3,484,000)            1,460,081            (297,256)
                                         ------------       -----------            ----------        ------------
Other income (expense):
    Interest income (expense), net            (34,447)         (934,000)              655,877  H         (312,570)
    Other, net                                 94,094           119,000                     -             213,094
                                         ------------       -----------            ----------        ------------

      Total other income (loss), net           59,647          (815,000)              655,877             (99,476)
                                         ------------       -----------            ----------        ------------
Income (loss) from continuing operations
     before provision for income taxes      1,786,310        (4,299,000)            2,115,958            (396,732)
Income tax (expense) benefit                 (733,732)                -               830,000  I           96,268
                                         ------------       -----------            ----------        ------------
Income (loss)                            $  1,052,578       $(4,299,000)           $2,945,958        $   (300,464)
                                         ============       ===========            ==========        ============
Per share data:
Basic net income (loss) per share:
Continuing operations                    $       0.08                                                $      (0.05)
                                         ============                                                ============
Diluted net income (loss) per share:
Continuing operations                    $       0.06                                                $      (0.05)
                                         ============                                                ============
Weighted average number of common
  shares outstanding:
    Basic common shares                    10,285,055                                                  10,285,055
                                         ============                                                ============
    Diluted common shares                  16,986,204                                                  10,285,055
                                         ============                                                ============

                   AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                             ------------------------------
                                                                       Historical
                                                             ------------------------------   ------------    -------------
                                                                Avery
                                                             Communications,    nTelcom        Pro-Forma         Pro-Forma
                                                                  Inc.        Holdings, Inc    Adjustments       Combined
                                                             ---------------  -------------   ------------    -------------
Revenues                                                     $  36,475,177    $ 17,247,000    $   (318,469) F $  53,403,708

Cost of revenues                                               (25,783,816)    (11,103,000)        205,018  F   (36,681,798)
                                                             -------------    ------------    ------------     ------------

   Gross profit                                                 10,691,361       6,144,000        (113,451)      16,721,910

Operating expenses                                              (7,369,814)    (10,165,000)      3,314,000  G   (14,220,814)
Impairment loss                                                          -      (4,567,000)              -       (4,567,000)
                                                             -------------    ------------    ------------    -------------

   Operating income (loss)                                       3,321,547      (8,588,000)      3,200,549       (2,065,904)
                                                             -------------    ------------    ------------    -------------

Other income (expense):
 Interest income (expense), net                                   (133,120)     (2,157,000)      1,454,337  H      (835,783)
 Other, net                                                        448,340       4,798,000               -        5,246,340
                                                             -------------    ------------    ------------    -------------

   Total other income (loss), net                                  315,220       2,641,000       1,454,337        4,410,557
                                                             -------------    ------------    ------------    -------------
Income (loss) from continuing operations before
 provision for income taxes                                  $   3,636,767      (5,947,000)      4,654,886        2,344,653
Income tax (expense) benefit                                    (1,313,518)       (128,000)        619,000  I      (822,518)
                                                             -------------    ------------    ------------    -------------
Income (loss)                                                    2,323,249      (6,075,000)      5,273,886        1,522,135
                                                             =============    ============    ============    =============

Per share data:
Basic net income (loss) per share:
Continuing operations                                        $        0.22                                    $        0.13
                                                             =============                                    =============
Diluted net income (loss) per share:

Continuing operations                                        $        0.14                                    $        0.09
                                                             =============                                    =============
Weighted average number of common shares outstanding:
 Basic common shares                                             9,281,128                                        9,281,128
                                                             ============                                     =============
 Diluted common shares                                          16,352,656                                       15,255,630
                                                             =============                                    =============

Notes to Pro Forma Financial Statements

  1.  Pro Forma Condensed Balance Sheet
  For purposes of determining the pro forma effect of the nTelecom Holdings, Inc. acquisition, the pro forma adjustments described below have been made to the unaudited historical consolidated balance sheet of the Company and nTelecom Holdings, Inc.

  The acquisition of nTelecomHoldings, Inc. was accounted for by the purchase method of accounting. The total purchase price was allocated to all the tangible assets acquired and liabilities assumed based on their respective fair values as of the closing date based upon preliminary valuation estimates. The following represents the estimated fair value of assets acquired and liabilities assumed at June 30, 2001:

  Trade accounts and notes receivable, net                        1,713,850
  Property and equipment, net                                     3,200,000
  Deposits                                                        7,296,479
  Trade accounts payable                                         (2,319,635)
  Accrued liabilities                                            (1,713,850)
  Deposits and other payables                                    (  979,591)
  Due to nTelecom Holdings                                       (4,997,253)
  Customer cure liabilities                                      (2,200,000)

  The amount due to nTelecom Holdings, Inc. represents the cash due to nTelecom Holdings Inc. from Avery as nTelecom Holdings, Inc. cures its billing contracts with its local exchange carriers and Avery assumes the contracts.

  The customer cure liabilities amount represents 5% of the cure amount due for customers that agree to assign their billings contracts with nTelecom Holdings, Inc. to Avery. Avery has agreed to pay this amount in the future through reduced billing fees.

  The following pro forma adjustments were recorded to eliminate certain assets and liabilities not acquired, and fair value certain assets acquired.

(A) To eliminate assets not purchased and liabilities not assumed:
            Cash and cash equivalents                                                                         (20,510,000)
            Other assets                                                                                         (190,000)
            Debt:
                     Current notes payable                                                                      1,897,000
                     Notes payable                                                                                283,000
                     Subordinated notes payable                                                                11,806,000
            Trade and notes receivable, net                                                                    (1,956,150)
            Other current assets                                                                                 (712,521)
            Trade accounts payable                                                                              5,271,365
            Accrued liabilities                                                                                 1,995,150
            Deposits and other payables related to customers                                                   41,316,409

(B) Not used

(C) To adjust assets purchased to fair market value:
            Property and equipment, net                                                                        (2,893,000)
            (Total net property and equipment acquired of $6,093,000 has a fair market value of of $3,200,000)

(D) To record purchase price due:
            Due to OAN                                                                                         (4,997,253)
            Customer cure liability                                                                            (2,200,000)

(E) To eliminate nTelecom's stockholder's deficit:
            Common stock                                                                                           36,000
            Additional paid-in capital                                                                          4,525,000
            Accumulated deficit                                                                               (33,671,000)

--------------------------------------------------------------------------------
2.  Pro Forma Condensed Consolidated Statements of Operations

For purposes of determining the pro forma effect of the nTelecom Holdings, Inc. acquisition, the pro forma adjustments described below have been made to the unaudited historical consolidated balance sheet of the Company and nTelecom Holdings, Inc. for the six month period ended June 30, 2001 and the audited historical consolidated Statements of Operations of the Company and nTelecom Holdings for the year ended December 31, 2000 as if the acquisition had occurred as of January 1, 2000.

--------------------------------------------------------------------------------

                                                                                    Year ended                   Six Months Ended
                                                                                  December 31, 2000                June 30, 2001

(F)            Eliminate revenue and cost of revenue:
                    associated with non-consenting customers
               i        Revenues                                                           (318,469)                     (127,833)
               ii       Cost of revenues                                                    205,018                       100,914

(G)            Eliminate prior recorded depreciation and add current estimated depreciation on $3,200,000 of fair value using straight line method over 5 years:
               i        Prior recorded depreciation                                       3,954,000                     1,807,000
               ii       Pro-forma depreciation                                             (640,000)                     (320,000)

(H)            Eliminate interest expense on subordinated debt                            1,454,337                       655,877

(I)            Tax effect of loss at 38%                                                    619,000                       830,000


         (c)      Exhibits.

                  2.1 Asset Purchase Agreement dated May 25, 2001 by and among OAN Services, Inc., nTelecom Holdings Inc., OAN Services of Florida, Inc. and ACI Communications, Inc. (previously filed)

                  2.2 Management Support and Post-Petition Financing Agreement dated May 25, 2001 by and among OAN Services, Inc., nTelecom Holdings Inc., OAN Services of Florida, Inc. and ACI Communications, Inc. (previously filed)

                  2.3 First Amendment to Asset Purchase Agreement dated July 27, 2001 by and among nTelecom Holdings, Inc., OAN Services, Inc., OAN Services of Florida, Inc. and ACI Communications, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           AVERY COMMUNICATIONS, INC.

Date:  October 17, 2001                    By:  /s/ Scot M. McCormick
                                              ----------------------------------
                                              Scot M. McCormick
                                              Vice President